Exhibit 10.4

AMENDMENT NO 1.
TO THE
AFFILIATED MANAGERS GROUP, INC.
AMENDED AND RESTATED 1997 STOCK OPTION AND INCENTIVE PLAN

This Amendment to the Affiliated Managers Group, Inc. Amended and Restated 1997 Stock Option and Incentive Plan (the “Plan”) is effective as of July 22, 2020, pursuant to Section 8 of the Plan.
1.    Administration of Employee Tax Withholdings. Subparagraph (b)(Tax Withholding-Payment in Stock) of Section 6 of the Plan is hereby replaced in its entirety with the following:
“Payment in Stock. Unless otherwise set forth in an Award agreement, a participant may elect to have the applicable tax withholding obligation satisfied up to the maximum extent consistent with equity accounting treatment, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares as the Company may determine with an aggregate Fair Market Value (as of the date the withholding is effected) up to the maximum, but no less than the minimum, tax withholding amount due, or (ii) transferring to the Company a number of shares of Stock as the Company may determine owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) up to the maximum, but no less than the minimum, tax withholding amount due.”
2.    Method of Exercise - Net Exercise. Clause (B) of subparagraph (a)(iv)(Grant of Stock Options-Method of Exercise) of Section 5 of the Plan is hereby replaced in its entirety with the following:
“Through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case, that have an aggregate Fair Market Value equal to the exercise price;

(For purposes of this clause (B), Fair Market Value shall mean the (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) on the date of exercise or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.)”
3.    Status of Plan. Except as specifically amended hereby, the Plan shall continue in full force and effect. From and after the date hereof, all references in any agreements covering awards granted under the Plan shall be deemed to be references to the Plan as hereby amended.

Amended as of July 22, 2020.